Exhibit 99.1

Libbey Inc. 300 Madison Ave P.O. Box 10060 Toledo, OH 43699

NEWS RELEASE

AT THE COMPANY:
Kenneth Boerger
Vice President and Treasurer
(419) 325-2279

FOR IMMEDIATE RELEASE
FRIDAY, APRIL 27, 2012

LIBBEY INC. ANNOUNCES FIRST QUARTER 2012 FINANCIAL RESULTS

Sales Total $187.8 Million with Strong Growth in China and Mexico
Significant Debt Reduction Planned Through Redemption of $40 Million in Senior Secured Notes

TOLEDO, OHIO, APRIL 27, 2012--Libbey Inc. (NYSE Amex: LBY) today reported results for the first quarter ended March 31, 2012.

First Quarter Highlights

•	Sales for the first quarter were $187.8 million, compared to $181.0 million for the first quarter of 2011, an increase of 3.8 percent (or 5.3 percent excluding currency fluctuation).

•
Sales in the Glass Operations segment were $171.3 million, compared to $162.1 million in the first quarter of 2011, an increase of 5.7 percent (or 7.4 percent excluding currency fluctuation). A primary contributor was a 69.0 percent increase in sales within our China sales region (62.1 percent excluding currency impact).

•	Income from operations grew 39.6 percent, compared to the first quarter of 2011, increasing to $14.9 million from $10.7 million in the year-ago quarter.

•	Net income of $0.6 million, or $0.03 per diluted share, was reported for the first quarter, compared to a net loss of $1.0 million, or a net loss of $0.05 per diluted share, in the year-ago quarter.

•
Adjusted EBITDA increased 17.4 percent to $24.9 million, compared to $21.2 million for the first quarter of 2011, which included an EBITDA contribution of $0.7 million from subsidiary Traex, substantially all of the assets of which were divested in April 2011.

•	Working capital as a percentage of the last twelve months' sales was 23.3 percent at March 31, 2012, compared to 24.7 percent during the same time period in 2011.

•
The Company's wholly owned subsidiary, Libbey Glass Inc., plans to call for redemption, prior to the end of the second quarter of 2012, an aggregate principal amount of $40.0 million of its outstanding senior secured notes due in 2015.

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Libbey Inc.

“We are pleased with these results, driven by higher sales. Excluding currency impact, each sales region showed improvement, led by an exceptionally strong quarter in China and Mexico,” said Stephanie A. Streeter, chief executive officer of Libbey Inc. “Our ongoing success depends on a continued focus on improving our cost structure, leveraging our high-growth overseas markets and strengthening our balance sheet. When combined with our ongoing productivity enhancement efforts, strong customer relationships and stable, leading market share, we believe we are well positioned to achieve ongoing financial and operational performance improvements.”

First Quarter Regional Sales and Operational Review

•
Primary contributors to increased Glass Operations sales were a 69.0 percent increase in sales within our China sales region (62.1 percent excluding currency impact), a 4.6 percent increase in sales within our U.S. and Canadian sales region and a sales increase within our Mexico sales region of 7.0 percent (excluding currency impact, net sales were 13.2 percent higher than the prior year quarter). We saw a 2.7 percent decrease in sales within our European sales region (a 1.6 percent increase excluding currency fluctuation).

•
Sales to U.S. and Canadian foodservice glassware customers increased by 10.3 percent. Glassware sales to U.S. and Canadian business-to-business customers increased 4.3 percent during the first quarter of 2012, while sales to retail customers in the U.S. and Canada were essentially flat.

•
Sales in the Other Operations segment were $16.8 million, compared to $19.2 million in the prior-year quarter. As a result of the sale of substantially all of the assets of Traex in late April 2011, sales of Traex products were lower by $3.6 million versus the prior year, accounting for more than the total $2.4 million decrease in sales for Other Operations. Partially offsetting the lack of sales of Traex products were increased sales to World Tableware customers of 6.6 percent during the quarter and an 11.2 percent increase in sales to Syracuse China customers.

•
Libbey reported earnings before interest and taxes (EBIT) of $14.3 million, compared to EBIT of $10.9 million in the year-ago quarter. Items that drove the improved income from operations and EBIT included the higher sales and lower utility costs. Segment EBIT was $22.0 million for Glass Operations, compared to Segment EBIT of $17.4 million in the year-ago quarter. Other Operations reported Segment EBIT for the first quarter of 2012 of $3.1 million, compared to $2.9 million in the year-ago quarter.

•	Interest expense decreased by $1.2 million to $10.4 million, compared to $11.6 million in the year-ago period, primarily as a result of lower debt.

•
Our effective tax rate increased to 83.7 percent for the quarter ended March 31, 2012, compared to a negative 45.7 percent for the quarter-ended March 31, 2011, primarily due to required increases in tax reserves. Additionally, the effective tax rate was influenced by jurisdictions with recorded valuation allowances and changes in the mix of earnings with differing statutory rates.

•
There were no special items during the first quarter of 2012. The special items in the first quarter of 2011 included a net gain on the sale of land at our Libbey Holland facility, restructuring charges related to the closure of our Syracuse, New York, facility, fees related to write-off of unamortized finance fees and discounts and a call premium payment on the $40.0 million senior notes redeemed in March 2011.

Partial Redemption of Senior Secured Notes

•
Libbey Inc. announced that its wholly owned subsidiary Libbey Glass Inc. plans to call for redemption prior to the end of the second quarter of 2012, an aggregate principal amount of $40.0 million of its outstanding 10.0 percent senior secured notes due 2015 (the "Notes").

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Libbey Inc.

•
The Company plans to fund this redemption using cash on its balance sheet and/or borrowings under its Asset Backed Loan (ABL) credit facility. This redemption is expected to result in a one-time charge for early extinguishment of debt in the Company's 2012 second quarter of $2.2 million ($1.0 million of which is a non-cash charge), or approximately $0.10 per diluted share.

Ms. Streeter added, "Between June 2009 and the end of 2011, we reduced our debt by nearly $150 million, improving our debt net of cash to Adjusted EBITDA ratio from 8.4x to 3.0x. While we have made significant progress, there is still more work to be done. As we continue to focus on reducing our debt and strengthening our balance sheet, the planned $40 million redemption of outstanding senior notes in June, following an additional $9.5 million repayment of debt in China in April 2012, are both important near-term steps towards achieving our leverage reduction goals.”

Working Capital and Liquidity

•
As of March 31, 2012, working capital, defined as inventories and accounts receivable less accounts payable, was $191.7 million, compared to $199.1 million at March 31, 2011. This reduced investment in working capital resulted in working capital as a percentage of the last twelve months' net sales of 23.3 percent at March 31, 2012, compared to 24.7 percent at March 31, 2011.

•	Free cash flow use was $25.4 million for the first quarter of 2012, compared to a use of $27.0 million in the first quarter of 2011.

•
Libbey reported that it had available capacity of $64.3 million under its ABL credit facility as of March 31, 2012, with no loans currently outstanding. The Company also had cash on hand of $32.8 million at March 31, 2012.

Webcast Information

Libbey will hold a conference call for investors on Friday, April 27, 2012, at 11 a.m. Eastern Daylight Time. The conference call will be simulcast live on the Internet and is accessible from the Investor Relations' section of www.libbey.com. To listen to the call, please go to the website at least 10 minutes early to register, download and install any necessary software. A replay will be available for 7 days after the conclusion of the call.

About Libbey Inc.

Based in Toledo, Ohio, since 1888, Libbey Inc. is the largest manufacturer of glass tableware in the western hemisphere and one of the largest glass tableware manufacturers in the world. It supplies products to foodservice, retail, industrial and business-to-business customers in over 100 countries, and it is the leading manufacturer of tabletop products for the U.S. foodservice industry.

Libbey operates glass tableware manufacturing plants in the United States in Louisiana and Ohio, as well as in Mexico, China, Portugal and the Netherlands. Its Crisa subsidiary, located in Monterrey, Mexico, is the leading producer of glass tableware in Mexico and Latin America. Its Royal Leerdam subsidiary, located in Leerdam, Netherlands, is among the world leaders in producing and selling glass stemware to retail, foodservice and industrial clients. Its Crisal subsidiary, located in Portugal, provides an expanded presence in Europe. Its Syracuse China subsidiary designs and distributes an extensive line of high-quality ceramic dinnerware, principally for foodservice establishments in the United States. Its World Tableware subsidiary imports and sells a full-line of metal flatware and hollowware and an assortment of ceramic dinnerware and other tabletop items principally for foodservice establishments in the United States. In 2011, Libbey Inc.'s net sales totaled $817.1 million.

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Libbey Inc.

This press release includes forward-looking statements as defined in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements only reflect the Company's best assessment at this time and are indicated by words or phrases such as “goal,” “expects,” “ believes,” “will,” “estimates,” “anticipates,” or similar phrases. Investors are cautioned that forward-looking statements involve risks and uncertainty and that actual results may differ materially from these statements, and that investors should not place undue reliance on such statements. These forward-looking statements may be affected by the risks and uncertainties in the Company's business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company's Securities and Exchange Commission filings, including the Company's report on Form 10-K filed with the Commission on March 14, 2012. Important factors potentially affecting performance include but are not limited to increased competition from foreign suppliers endeavoring to sell glass tableware in the United States and Mexico; the impact of lower duties for imported products; global economic conditions and the related impact on consumer spending levels; major slowdowns in the retail, travel or entertainment industries in the United States, Canada, Mexico, Western Europe and Asia, caused by terrorist attacks or otherwise; significant increases in per-unit costs for natural gas, electricity, freight, corrugated packaging, and other purchased materials; high levels of indebtedness; high interest rates that increase the Company's borrowing costs or volatility in the financial markets that could constrain liquidity and credit availability; protracted work stoppages related to collective bargaining agreements; increases in expense associated with higher medical costs, increased pension expense associated with lower returns on pension investments and increased pension obligations; devaluations and other major currency fluctuations relative to the U.S. dollar and the Euro that could reduce the cost competitiveness of the Company's products compared to foreign competition; the effect of exchange rate changes to the value of the Mexican peso and the earnings and cash flow of Crisa, expressed under U.S. GAAP; the inability to achieve savings and profit improvements at targeted levels in the Company's operations or within the intended time periods; and whether the Company completes any significant acquisition and whether such acquisitions can operate profitably. Any forward-looking statements speak only as of the date of this press release, and the Company assumes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date of this press release.

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Libbey Inc.
Condensed Consolidated Statements of Operations
(dollars in thousands, except per-share amounts)
(unaudited)

	Three months ended March 31,
	2012	2011
Net sales	$187,829	$181,015
Freight billed to customers	708	411
Total revenues	188,537	181,426
Cost of sales	145,481	145,280
Gross profit	43,056	36,146
Selling, general and administrative expenses	28,126	25,402
Special charges (1)	—	51
Income from operations	14,930	10,693
Loss on redemption of debt (1)	—	(2,803)
Other (expense) income (1)	(591)	3,006
Earnings before interest and income taxes	14,339	10,896
Interest expense	10,408	11,583
Income (loss) before income taxes	3,931	(687)
Provision for income taxes	3,290	314
Net income (loss)	$641	$(1,001)

Net income (loss) per share:
Basic	$0.03	$(0.05)
Diluted	$0.03	$(0.05)

Weighted average shares:
Outstanding	20,769	19,955
Diluted	21,184	19,955

(1) Refer to Table 1 for Special Items detail.

Libbey Inc.
Condensed Consolidated Balance Sheets
(dollars in thousands)

	March 31, 2012	December 31, 2011
	(unaudited)
ASSETS:
Cash and cash equivalents	$32,818	$58,291
Accounts receivable — net	86,862	88,045
Inventories — net	159,127	145,859
Other current assets	9,416	9,701
Total current assets	288,223	301,896

Pension asset	18,699	17,485
Goodwill and purchased intangibles — net	187,636	187,772
Property, plant and equipment — net	263,191	264,718
Other assets	17,836	18,280
Total assets	$775,585	$790,151

LIABILITIES AND SHAREHOLDERS' EQUITY:
Notes payable	$—	$339
Accounts payable	54,285	58,759
Accrued liabilities	74,453	88,761
Pension liability (current portion)	2,229	5,990
Non-pension postretirement benefits (current portion)	4,721	4,721
Other current liabilities	7,548	6,730
Long-term debt due within one year	3,946	3,853
Total current liabilities	147,182	169,153

Long-term debt	393,377	393,168
Pension liability	123,337	122,145
Non-pension postretirement benefits	69,322	68,496
Other liabilities	9,612	9,409
Total liabilities	742,830	762,371

Common stock, capital in excess of par value and warrants	310,410	311,188
Retained deficit	(154,395)	(155,036)
Accumulated other comprehensive loss	(123,260)	(128,372)
Total shareholders’ equity	32,755	27,780
Total liabilities and shareholders’ equity	$775,585	$790,151

Libbey Inc.
Condensed Consolidated Statements of Cash Flows
(dollars in thousands)
(unaudited)

	Three months ended March 31,
	2012	2011
Operating activities:
Net income (loss)	$641	$(1,001)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	10,536	10,881
Gain on asset sales and disposals	(1)	(3,360)
Change in accounts receivable	1,604	(586)
Change in inventories	(12,166)	(14,741)
Change in accounts payable	(5,218)	(667)
Accrued interest and amortization of discounts, warrants and finance fees	(7,375)	(8,653)
Call premium on senior notes	—	1,203
Write-off of finance fee & discounts on senior notes	—	1,600
Pension & non-pension postretirement benefits	(560)	3,451
Restructuring charges	—	(145)
Accrued liabilities & prepaid expenses	(9,336)	(8,267)
Income taxes	1,977	(4,303)
Share-based compensation expense	727	827
Other operating activities	73	681
Net cash used in operating activities	(19,098)	(23,080)

Investing activities:
Additions to property, plant and equipment	(6,446)	(8,506)
Proceeds from asset sales and other	180	4,602
Net cash used in investing activities	(6,266)	(3,904)

Financing activities:
Net borrowings on ABL credit facility	—	4,350
Other repayments	(394)	(48)
Senior note payments	—	(40,000)
Call premium on senior notes	—	(1,203)
Stock options exercised	28	475
Debt issuance costs	—	(116)
Net cash used in financing activities	(366)	(36,542)
Effect of exchange rate fluctuations on cash	257	380
Decrease in cash	(25,473)	(63,146)

Cash at beginning of period	58,291	76,258
Cash at end of period	$32,818	$13,112

In accordance with the SEC’s Regulation G, tables 1, 2, 3, 4 and 5 provide non-GAAP measures used in this earnings release and a reconciliation to the most closely related Generally Accepted Accounting Principle (GAAP) measure. Libbey believes that providing supplemental non-GAAP financial information is useful to investors in understanding Libbey's core business and trends. In addition, it is the basis on which Libbey's management assesses performance. Although Libbey believes that the non-GAAP financial measures presented enhance investors' understanding of Libbey's business and performance, these non-GAAP measures should not be considered an alternative to GAAP.

Table 1
Reconciliation of "As Reported" Results to "As Adjusted" Results - Quarter
(dollars in thousands, except per-share amounts)
(unaudited)
	Three months ended March 31,
	2012			2011
	As Reported	Special Items	As Adjusted	As Reported	Special Items	As Adjusted
Net sales	$187,829	$—	$187,829	$181,015	$—	$181,015
Freight billed to customers	708	—	708	411	—	411
Total revenues	188,537	—	188,537	181,426	—	181,426
Cost of sales	145,481	—	145,481	145,280	—	145,280
Gross profit	43,056	—	43,056	36,146	—	36,146
Selling, general and administrative expenses	28,126	—	28,126	25,402	—	25,402
Special charges	—	—	—	51	51	—
Income from operations	14,930	—	14,930	10,693	(51)	10,744
Loss on redemption of debt	—		—	(2,803)	(2,803)	—
Other (expense) income	(591)	—	(591)	3,006	3,445	(439)
Earnings before interest and income taxes	14,339	—	14,339	10,896	591	10,305
Interest expense	10,408	—	10,408	11,583	—	11,583
Income (loss) before income taxes	3,931	—	3,931	(687)	591	(1,278)
Provision for income taxes	3,290	—	3,290	314	—	314
Net income (loss)	$641	$—	$641	$(1,001)	$591	$(1,592)

Net income (loss) per share:
Basic	$0.03	$—	$0.03	$(0.05)	$0.03	$(0.08)
Diluted	$0.03	$—	$0.03	$(0.05)	$0.03	$(0.08)

Weighted average shares:
Outstanding	20,769			19,955
Diluted	21,184			19,955

	Three months ended March 31, 2011
Special Items Detail - (Income) Expense:	Sale of Land (1)	Restructuring Charges (2)	Finance Fees (3)	Total Special Items
Special charges	$—	$51	$—	$51
Loss on redemption of debt	—	—	2,803	2,803
Other income	(3,445)	—	—	(3,445)
Total Special Items	$(3,445)	$51	$2,803	$(591)

(1) Net gain on the sale of land at our Libbey Holland facility.
(2) Restructuring charges are related to the closure of our Syracuse, New York, manufacturing facility.
(3) Finance fees include the write-off of unamortized finance fees and discounts and call premium payments on the $40.0 million senior notes redeemed in March 2011.

Table 2
Reconciliation of Net Income (Loss) to Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA
(dollars in thousands)

	Three months ended March 31,
	2012	2011
Reported net income (loss)	$641	$(1,001)
Add:
Interest expense	10,408	11,583
Provision for income taxes	3,290	314
Depreciation and amortization	10,536	10,881
EBITDA	24,875	21,777
Add: Special items before interest and taxes	—	(591)
Adjusted EBITDA	$24,875	$21,186

Table 3
Reconciliation of Net Cash Used in Operating Activities to Free Cash Flow
(dollars in thousands)
	Three months ended March 31,
	2012	2011

Net cash used in operating activities	$(19,098)	$(23,080)
Capital expenditures	(6,446)	(8,506)
Proceeds from asset sales and other	180	4,602
Free Cash Flow	$(25,364)	$(26,984)

Table 4
Summary Business Segment Information
(dollars in thousands)
	Three months ended March 31,
	2012	2011
Net Sales:
Glass Operations(1)	$171,278	$162,053
Other Operations(2)	16,754	19,161
Eliminations	(203)	(199)
Consolidated	$187,829	$181,015

Segment Earnings Before Interest & Taxes (Segment EBIT) (3) :
Glass Operations(1)	$21,983	$17,391
Other Operations(2)	3,064	2,879
Segment EBIT	$25,047	$20,270

Reconciliation of Segment EBIT to Net Income (Loss):
Segment EBIT	$25,047	$20,270
Retained corporate costs (4)	(10,708)	(9,965)
Consolidated Adjusted EBIT	14,339	10,305
Loss on redemption of debt	—	(2,803)
Gain on sale of land	—	3,445
Restructuring charges	—	(51)
Special Items before interest and taxes	—	591
Interest expense	(10,408)	(11,583)
Income taxes	(3,290)	(314)
Net income (loss)	$641	$(1,001)

Depreciation & Amortization:
Glass Operations(1)	$10,136	$10,249
Other Operations(2)	11	192
Corporate	389	440
Consolidated	$10,536	$10,881

(1) Glass Operations—includes worldwide sales of manufactured and sourced glass tableware from domestic and international subsidiaries.
(2) Other Operations—includes worldwide sales of sourced ceramic dinnerware, metal tableware, hollowware and serveware. Plastic items were sold through April 28, 2011.
(3) Segment EBIT represents earnings before interest and taxes and excludes amounts related to certain items we consider not representative of ongoing operations, as well as, certain retained corporate costs.
(4) Retained corporate costs includes certain headquarter, administrative and facility costs, and other costs that are not allocable to the reporting segments.

Table 5
Reconciliation of Net Income (Loss) to Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA and Debt Net of Cash to Adjusted EBITDA Ratio
(dollars in thousands)
(unaudited)
	Last twelve months ended
	December 31, 2011	June 30, 2009
Reported net income (loss)	$23,641	$(100,096)
Add:
Interest expense	43,419	69,660
Provision (benefit) for income taxes	1,643	(1,369)
Depreciation and amortization	42,188	44,142
EBITDA	110,891	12,337
Add: Special items before interest and taxes	2,198	50,879
Less: Depreciation expense included in special items and also in depreciation and amortization above	—	(966)
Adjusted EBITDA	$113,089	$62,250

Debt	$397,360	$543,032
Plus: Unamortized discount and warrants	4,300	3,727
Less: Carrying value adjustment on debt related to the Interest Rate Agreement	4,043	—
Gross debt	397,617	546,759
Cash	58,291	24,082
Debt net of cash	$339,326	$522,677

Debt net of cash to Adjusted EBITDA ratio	3.0 x	8.4 x